UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR

THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on November 15, 2011 at 9:00 a.m. Pacific Time

At TeleNav Inc.’s headquarters at 1130 Kifer Road, Sunnyvale, California 94086

Dear Stockholders:

This supplement provides updated and amended information with respect to our 2011 annual meeting of stockholders and is being mailed on or about November 1, 2011 to all stockholders entitled to vote at the annual meeting. Except as amended or supplemented by the information contained in this supplement, all information set forth in the proxy statement dated September 29, 2011 remains accurate and should be considered in casting your vote by proxy or in person at the annual meeting.

The purpose of this supplement is to revise the list of nominees for election to our board of directors as set forth in the notice of annual meeting and proxy statement dated September 29, 2011. On October 26, 2011, Soo Boon Koh resigned from our board of directors and is no longer a nominee for election to our board of directors. Ms. Koh was identified as a director in the proxy statement and had been nominated for election as a Class II director at the 2011 annual meeting. Our board of directors has determined not to nominate a replacement for Ms. Koh and has acted to reduce the size of our board to five directors.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.    This supplement does not change the proposals to be acted upon at the annual meeting, which are described in the proxy statement, except that Ms. Koh will no longer be standing for election as a director. No votes received prior to or after the date of this supplement will be counted for or against the election of Ms. Koh to our board of directors.

Our Annual Report, 2011 proxy statement and this supplement can be viewed at http://investor.telenav.com in accordance with the rules of the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Dr. HP Jin

Chairman of the Board, President and Chief Executive Officer

Sunnyvale, California

November 1, 2011

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, and in case you have not already done so, you are urged to vote online, by telephone or by completing and mailing the proxy card that was enclosed with your proxy statement as promptly as possible. For specific instructions for voting online, by telephone or by mail, please see the proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

SUPPLEMENTAL INFORMATION

Resignation of Soo Boon Koh and Reduction in Size of the Board of Directors

On October 26, 2011, Soo Boon Koh resigned from our board of directors. Ms. Koh was standing for election at the annual meeting as a Class II director to serve until the 2014 annual meeting of stockholders.

Thereafter, our board of directors reduced the size of the board from six directors to five directors in order to eliminate the vacancy created by Ms. Koh’s resignation. Accordingly, the board now includes five directors who are divided into three classes with overlapping three-year terms. The Class I directors, whose terms expire in 2013, are Samuel Chen and Hon Jane (Jason) Chiu. The sole Class II director, whose term expires at the 2011 annual meeting, is Shawn Carolan. The Class III directors, whose terms expire at the 2012 annual meeting, are Dr. HP Jin and Joseph M. Zaelit.

As a result of Ms. Koh’s resignation, only one director will stand for election at the annual meeting. As more fully described in the proxy statement, our board of directors has nominated Shawn Carolan as a Class II director whose term, if elected, will expire in 2014. Our board of directors recommends a vote “FOR” Mr. Carolan to our board of directors.

VOTING; REVOCABILITY OF PROXIES

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies that have already been received by stockholders will remain valid and will be voted at the annual meeting unless revoked. Shares represented by proxies received before the annual meeting will be voted for the director nominated by the board of directors as instructed by the proxies, except that votes will not be cast for Ms. Koh as she is no longer a nominee for election to the board of directors. No other person has been nominated by the board of directors to replace Ms. Koh.

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (2) providing a written notice of revocation to our Corporate Secretary at TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086 prior to your shares being voted, or (3) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

If you desire to revoke your proxy and change your vote but no longer have the proxy card that was included with the proxy statement, you may obtain a new proxy card by contacting your broker or, if your shares are not held through a broker, by contacting TeleNav Investor Relations at 1-408-245-3800.

TRANSACTION OF OTHER BUSINESS

Our board of directors knows of no matters other than those described in the proxy statement to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy card that you received with the proxy statement to vote the shares they represent as our board of directors may recommend.